EXHIBIT 99.1

December 22, 2006

FOR IMMEDIATE RELEASE

OAK Financial Corporation Announces Cash Dividend

Byron Center, Michigan – December 22, 2006 — OAK Financial Corporation (OKFC), the holding company for Byron Bank, announced that its board of directors declared a quarterly cash dividend of $0.22 per share. The dividend is payable January 26, 2007, to shareholders of record on January 5, 2007.

OAK Financial Corporation owns Byron Bank, which operates 13 branches in West Michigan, Byron Investment Services, a full service provider of investment and retirement products, and Byron Insurance Agency, a provider of personal and commercial lines of insurance.

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For more information, please contact:

Patrick K. Gill, President & CEO at (616) 588-7420, or James A. Luyk, Chief Operating Officer at (616) 588-7419 OAK Financial Corporation, Byron Center, Mich.